EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TUESDAY, July 9, 2024

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING AND RELAUNCH PLANS FOR JACKSONVILLE, FL HOTEL

Williamsburg, Virginia – July 9, 2024 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has executed a secured loan with Fifth Third Bank, collateralized by the DoubleTree by Hilton Jacksonville Riverfront hotel (the “Hotel”) in Jacksonville, FL. The loan, which carries a floating interest rate based on SOFR plus 3.0%, has an initial principal balance of approximately $26.25 million, with an additional $9.49 million available to fund a product improvement plan at the Hotel.

The Company also announced that it has entered into a new 10-year franchise agreement with Hilton Worldwide to relicense the Hotel as a soft-branded DoubleTree by Hilton under the name Hotel Bellamy. As part of its relaunch efforts for the Hotel, the Company will undertake a complete renovation of the property, with a cost of approximately $14.6 million and an estimated completion date of January 2027. Renovation plans for the property will include a complete reimagining of its guestrooms, public spaces, building exterior, pool and sun deck, existing food and beverage offerings, as well as the addition of a new riverfront dining concept.

“We are pleased to announce the completed refinance as well as the relaunch plans for our Jacksonville asset. Given the current lending environment, we view the completion of the refinancing of the mortgage loan for this Hotel with Fifth Third Bank as a positive outcome for the Company,” commented Dave Folsom, Chief Executive Officer of the Company. “The Hotel’s direct riverfront location is perfectly suited to reposition the Hotel as the first full-service lifestyle concept in the downtown Jacksonville market. We believe our repositioning strategy, coupled with the strength of the Hilton reservation system, will position the Hotel for success for years to come.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Sotherly may also opportunistically acquire hotels throughout the United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, comprising 2,786 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized

SOTHERLY HOTELS

OUR TOWN. YOUR HOME.

306 S. HENRY ST., STE. 100, WILLIAMSBURG, VA 23185 SOTHERLYHOTELS.COM OFFICE PHONE : 757 : 229 5648 FAX : 757 : 564 8801

[NASDAQ : SOHO]

in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648